Exhibit 10.26

3/16/2023

Dear Wayne:

We are pleased to extend a conditional offer of employment to you as Vice President, Chief Information Officer & Chief Security Officer in our Executive Department. This offer is conditioned on your successful completion of a background check and drug test and on Avista board approval.

Key elements of our offer are as follows:


Your anticipated starting date will be June 1, 2023.

Regular Compensation


Your base salary will be $360,000 annually, payable in substantially equal installments on Avista’s regular paydays. This position is classified as exempt under the Fair Labor Standards Act. Accordingly, your salary is compensation for all hours worked and you are not eligible for overtime pay.

Your 2023 target short-term incentive (STI) compensation opportunity is 40% of your 2023 base salary, which equals $144,000, payable in February 2024, subject to your continued employment with Avista and satisfaction of applicable performance metrics.1

Upon hire, the Avista Compensation & Organization Committee will make a regular long-term incentive grant with a grant date value at target of $210,000. That grant will be made up of 30% time-based restricted stock units (RSUs) and 70% performance share units (PSUs). The RSUs will vest 1/3 annually on January 1 of 2024, 2025 and 2026, subject to your continued employment with Avista. The PSU performance period is 3 years (1/1/2023-12/31/2025) and is subject to your continued employment with Avista. The RSUs and PSUs will be eligible for dividend equivalents. References in this letter to RSU and PSU grants do not constitute actual grants, but rather grants will be made pursuant to and subject to the terms of the applicable long-term incentive plan and the award agreement governing such grants.

You will be eligible to participate in the Avista 401(k) plan, which includes a 100% match on the first 6% of contributions plus a non-elective company contribution of 3/4/5% based on your age. You will also be eligible to participate in Avista’s welfare benefit plans, including our group health plan, subject to the terms of such plans. Participation in these plans is subject to plan terms and applicable law and Avista reserves the right to modify, amend, suspend or terminate such plans.

You will be eligible to participate in the Executive Deferred Compensation Plan, which is a non-qualified deferred compensation plan that allows an executive to defer compensation (base or short-term incentive) and is also used to provide a matching contribution intended to make up for lost matching contributions to the 401(k) plan due to the application of compensation limits imposed on qualified retirement plans.

1 Your STI compensation opportunity for the 2024 calendar year and beyond as an Avista VP will be 40% of your base salary regular earnings during each year.


Each February, as part of Avista’s market-based compensation program, the Avista Compensation & Organization Committee, in its discretion, considers management’s recommendations, deliberates and may approve new grants to the executive team.

Transition Compensation & Support


Upon starting, you will receive a signing bonus of $75,000.

Upon starting, you will receive a short-term incentive replacement of $140,000.

Upon starting, the Avista Compensation & Organization Committee will make a special long-term incentive grant of RSUs with a grant date value at target of $125,000. The RSUs will vest on January 1, 2024, subject to your continued employment with Avista. The RSUs will be eligible for dividend equivalents.

In February 2024, management will request that the Avista Compensation & Organization Committee make a second special long-term incentive grant of RSUs with a grant date value at target of $125,000. The RSUs will vest on January 1, 2025, subject to your continued employment with Avista. The RSUs will be eligible for dividend equivalents.

A relocation allowance of up to $100,000 to reimburse your moving expenses. This allowance is available for up to 18 months to support your move. Please work with your manager to submit expense reports as you incur the expenses. We are also evaluating how best to support you with relocation firms that specialize in this area. The following expenses are example of covered items: reasonable real estate agent fees, closing costs, inspections, surveys, house hunting trips, temporary housing, travel and living, shipment of household good etc.

Paid Time Off


You will receive 120 hours of One Leave in your paid time off bank on your starting date.

You will receive a frontloaded amount of One Leave in the first quarter of 2024 and the first quarter of each year thereafter to ensure that your annual One Leave totals at least 25 days (200 hours).

In addition to One Leave, you will receive the regular Avista holidays and 3 personal holidays.

Other


Your role as an Avista executive is subject to the Avista Officer Stock Ownership Policy, which includes a share ownership requirement of 1x base salary to strengthen alignment with shareholders, with an expectation for you to reach that level within 5 years. Prior to reaching that level you may sell up to 50% of vested shares. All shares held directly, or indirectly in the 401(k) plan and unvested RSU grants, are counted toward this requirement.

You will participate in Avista’s executive change-in-control plan. Please see attached.

You will receive company-paid executive life insurance (income continuation) at 2x base salary.

You will be eligible for the full package of employee benefits as outlined in our “Employee Benefits Summary.”

All full-time employees have a six-month probationary period.

All amounts payable to you will be subject to applicable tax withholding and other deductions.

This offer is intended to comply with or otherwise be exempt from Section 409A of the Internal Revenue Code and will be interpreted and administered in accordance with such intention. In the event you are a “specified employee” for purposes of Section 409A, any compensation that you receive as a result of your separation from service that is not otherwise exempt from Section 409A and that would otherwise be paid during the six months immediately following your separation will be delayed and paid in a single lump sum on the first regular payroll date following such six-month period. If you are entitled to be paid or reimbursed for any taxable expenses hereunder, and such payments or reimbursements are taxable to you, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred, and no right to reimbursement of expenses shall be subject to liquidation or exchange for another benefit. For purposes of Section 409A, each payment in a series of installments shall be treated as a separate payment.

Executive positions at Avista are primarily in-person roles with support for occasional remote work. Your primary work location is 1411 E. Mission, Spokane, WA 99220.

Avista is a non-smoking/vaping, drug free workplace.

This offer contains the entire understanding between you and Avista with respect to the subject matter in this offer and supersedes any other agreement, written or oral, between us relating to the subject matter of this offer, including but not limited to any prior discussions, understandings, or agreements between us, written or oral, at any time. By signing this offer, you confirm that you are not relying on any statement, promise or agreement that is not contained in this offer.

Attached you will find the “Employee Benefits Summary.” If you have questions regarding benefits, please contact your HR Manager or Benefits at (509) 495-2340 and press 2.

We hope that you will join us at Avista, and we look forward to working with you. If you are agreeable to the terms and conditions set out in this offer, please sign the original and return it at your earliest convenience.

Sincerely,

/s/ Heather Rosentrater
Heather Rosentrater
Avista Senior Vice President, Chief Operating Officer

I understand the information outlined above and accept this offer of employment.

/s/ Wayne Manuel	3/16/2023
Wayne Manuel	Date

cc: Personnel file – Wayne Manuel

This offer is not a contract for continued or future employment with Avista Corporation or any of its subsidiaries. Employment at Avista is “at will” and may be terminated at any time in the future. Any benefits offered in the course of employment are administered in accordance with the plan documents and the policies of Avista Corporation and its subsidiaries.